Subject line: A note from Ted Truscott: Contact affected clients today to help reduce proxy solicitation calls

As you likely know, late last year Columbia Management mailed proxy materials to fund shareholders asking them to vote on a number of proxy proposals. The proxy materials included several proposed fund mergers along with a number of non-merger proposals — all designed to help benefit our shareholders through cost savings, focused investment teams and increased investment flexibility.

I am reaching out to you today to ask your help in getting one final proposal that has not reached quorum across the finish line. Currently, the proxy proposal to reclassify the Columbia Seligman Communications and Information Fund as a non-diversified fund has not garnered the sufficient number of votes to reach quorum. As a result, we must continue to pursue a strategy of ongoing and aggressive solicitation efforts from the fund’s proxy solicitor, which is a costly process that can annoy clients who receive multiple calls.

As advisors with clients who hold positions in this fund, I am asking for your help in reaching out to these clients and encouraging them to vote their shares. This will help reduce the potential amount of calls they will receive from the proxy solicitor, which in turn will reduce expenses and create a much better experience for your clients.

Please remember that while you should encourage clients to vote their shares as quickly as possible, we are not suggesting you advise them about how to vote their shares as this is not appropriate and doesn’t have an impact on our ultimate goal of reaching a quorum.

I want to personally thank you in advance for your attention and support on this matter, and if you have questions about the this proxy proposal or voting procedures, please call the funds’ proxy solicitor, Computershare Fund Services, toll free at 1.800.708.7953.

Best Regards

Ted

For Broker/Dealer Use Only. Not for distribution to the general public.

Please have your clients read and consider the investment objectives, risks, charges and expenses of a mutual fund carefully before investing. Remind them to contact you for a prospectus, which contains this and other important information about the fund. Prospectuses can also be obtained at columbiamanagement.com.

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Investment products, including shares of mutual funds, are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

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